Exhibit 10.3
                                  June 8, 2001
                                Engagement Letter

Mr.  Richard  K.  Brock
4816  25th  Street
San  Francisco,  CA  94114

RE:     Consulting  Services

Dear  Rick:

     Thank you for agreeing to provide certain accounting services to PLM International, Inc. or its affiliates, ("PLM"). These services will include the review of and hands on assistance necessary to successfully transfer the accounting functions, including any SEC reporting requirements to Echelon from PLM and to take an active role on the Equis Transition Team to finalize and streamline the transfer of accounting activities from the Boston office to St. Petersburg. You will be required to travel between San Francisco, St. Petersburg and Boston from time to time.

     For your services, PLM will pay you a Consulting Fee, ("Fee") of $5,291.75 per week covering the period of June 11th, 2001 through August 6th, 2001. After August 6th, 2001, you will be paid a Fee of $3,311.00 per week. Invoices for payment should be submitted semi-monthly and provide sufficient detail to allow for project allocation as to the hours worked and project or fund to be charged.

These payments will constitute the only payment to you for all services rendered in connection with services you provide to PLM. You shall at all times be an independent contractor to PLM and as such will be responsible for the payment of all federal, state and local taxes, FICA payments or the like out of the Fee paid to you for your services. Provided the expenses are pre-approved, PLM shall reimburse you for any reasonable and documented out-of-pocket expenses incurred by you in connection with services provided.

Rick  -  thanks  again  for  providing  additional  assistance  to  PLM.

                                   Sincerely,

        / s / Antonia Williams, as Agent for PLM



  RECEIVED AND ACKNOWLEDGED:
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_Richard K. Brock
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